Exhibit 10.14

Newfield Exploration Company

Non-Employee Director Compensation

		For annual periods beginning on or after May 7, 2010	For annual periods beginning on or after May 4, 2012
1.	Annual Cash Retainer	$50,000	$75,000
2.	Meeting Attendance Fees	None	None
3.	Committee Chair Fee	• Audit: $15,000 • Compensation: $15,000 • Nominating: $7,500	• Audit: $20,000 • Compensation: $20,000 • Nominating: $10,000
4.	Annual Stock Award*	• $150,000 of restricted stock • Vests day before next annual meeting	• $200,000 of restricted stock • Vests day before next annual meeting
5.	Annual Lead Director Fee	$30,000	$75,000

* Annual restricted stock awards are granted pursuant to the Newfield Exploration Company 2011 Omnibus Stock Plan. Each non-employee director who is in office immediately after an Annual Meeting of Stockholders will be granted restricted shares with a specified market value. The number of restricted shares granted is determined by dividing that market value by the average of the high and low sales prices of Newfield’s common stock on the date of the Annual Meeting. Each non-employee director who is appointed by the Newfield Board of Directors (not in connection with an Annual Meeting of Stockholders) will be granted restricted shares with the same market value as used for the previous Annual Meeting, with the number of restricted shares determined by dividing the market value by the average of the high and low sales prices of Newfield’s common stock on the date of appointment. The Nominating & Corporate Governance Committee of the Board of Directors is responsible for determining the market value of the annual stock award by resolution in advance of the Annual Meeting. If the Chairman of the Board is a non-employee director, the award amount may be greater than the award amount for the other non-employee directors. If a non-employee director Chairman of the Board is appointed not in connection with an Annual Meeting, the award amount will be determined by the Nominating & Corporate Governance Committee on the date of appointment. In general, the restrictions on the shares granted will lapse on the day before the first Annual Meeting of Stockholders after the date of grant.